Exhibit 8.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 9, 2021

Board of Directors

Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

Re:	REIT Qualification Opinion

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc., a Delaware corporation (“Ventas”) in connection with the registration statement on Form S-4 initially filed by Ventas with the Securities and Exchange Commission on July 26, 2021 (as amended and supplemented through the date hereof, the “Registration Statement”), relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of June 28, 2021 (the “Merger Agreement”), by and among Ventas, Cadence Merger Sub LLC, a Delaware limited liability company and subsidiary of Ventas (“Merger Sub”), and New Senior Investment Group Inc., a Delaware corporation (“New Senior”) that provides for the merger of Merger Sub with and into New Senior with New Senior continuing as the surviving corporation (the “Merger”). Capitalized terms used herein that are defined in the Merger Agreement have the meanings set forth in the Merger Agreement, unless otherwise defined herein.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the United States Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the United States Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

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In rendering this opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including but not limited to (1) the Merger Agreement; (2) the Registration Statement; and (3) certain organizational documents of Ventas and its subsidiaries (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinion set forth in this letter is premised on, among other things, the written representations of Ventas contained in a letter to us (including all exhibits and attachments thereto), dated as of the date hereof (the “Representation Letter”). Although we have discussed the Representation Letter and the Reviewed Documents with executives and employees of Ventas, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Representation Letter. We consequently have relied upon the Representation Letter and Reviewed Documents and, with your consent, we have assumed the following:

1.	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) any representation or statement in the Reviewed Documents and the Representation Letter as to Ventas or New Senior’s intent is assumed to be carried out in accordance with such intent, (D) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms (and has not been supplemented or amended in writing or otherwise), and (E) each of the obligations of the parties to the Reviewed Documents, and their subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms (and no covenants or conditions described therein and affecting this opinion letter have been or will be waived or modified);

2.	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

4.	that from and after the date of this letter, Ventas, for itself and as the successor to New Senior, will comply with its representation contained in the Representation Letter that Ventas will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to Ventas under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification requirements by Ventas or New Senior (or any other REIT as to which Ventas or New Senior is the successor, as applicable) to the full extent the remedies under such provisions are available (the “Savings Provisions”);

5.	at the time of the Merger, New Senior qualifies as a REIT and will have qualified as a REIT for the entire period of its existence as a corporation for U.S. federal income tax purposes; and

6.	the opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the REIT qualification of New Senior as of the date hereof has been delivered and has not been withdrawn.

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Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Reviewed Documents and the Representation Letter) may adversely affect the conclusions stated herein.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion below, we are of the opinion that Ventas has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2017, through and including the taxable year ended December 31, 2020, and Ventas’s current organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its current and future taxable years.

Qualification and taxation as a REIT under the Code depends upon the ability of Ventas to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon Ventas utilizing any and all appropriate Savings Provisions. Our opinion does not foreclose the possibility that Ventas may have to utilize the Savings Provisions in order to maintain its REIT qualification, which could require Ventas to pay an excise or penalty tax (which could be significant in amount). We have not undertaken to review Ventas’s compliance with the REIT requirements on a continuing basis and we cannot give any assurance that Ventas’s income, assets, distributions, and diversity of share ownership will satisfy the requirements for qualification and taxation as a REIT for any given taxable year.

Our opinion is limited to the matter set forth above. We express no opinion regarding other matters, including New Senior’s qualification as a REIT prior to the Effective Time and the tax consequences of the Merger.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. This opinion letter may not be relied on, reproduced, or filed for any other purpose without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP